EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of October 31, 2005 and is between Goodtime Action Amusement Partners, LP, a Texas limited partnership (“Employer”), and Christopher Domijan (“Domijan").

1.	DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

(a)    “Affiliate”means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)    “Board”means the Board of Directors of Employer, or other governing body of Employer, and, in addition, upon the occurrence of the events described in Paragraph 2, the Board of Directors of the Successor Company.

(c)    “Business”means the Bingo distribution in Texas and the operation of Amusement centers with Amusement With Prize machines.

(d)    “Cause”means (1) any material violation by Domijan of this Agreement, (2) any act or omission by Domijan involving fraud, willful misconduct or materially injurious actions on the part of Domijan in respect of the Business, (3) Domijan’s conviction, of any felony crime or any crime that involves theft, fraud, moral turpitude or violation of federal or state securities law, (4) Domijan’s negligence in the performance of his duties under this Agreement, or (5) the continued failure by Domijan to substantially perform his duties hereunder, after demand for substantial performance has been delivered by Employer that specifically identifies the manner in which Employer believes Domijan has not substantially performed his duties.

(e)    “Change of Control”means a change resulting in any Person or a group of related Person, other than Employer and the shareholders of Employer immediately prior to the Change of Control, (1) acquiring directly or indirectly, more man 50% of the total voting power of all classes then outstanding voting stock (or other rights, if Employer is not a corporation) of Employer, or (2) electing a majority of the members of the Board of Directors of Employer. For the purposes of this Agreement, a Change of Control shall not include the actions or activities contemplated in Paragraph 2, and the assignment of this Agreement to the Successor Company.

(f)    “Code”means the Internal Revenue Code of 1986, as amended.

(g)    “Employment Termination Date”means the effective date of termination of Domijan’s employment as established under Paragraph 7(f).

(h)    “Good Reason”means any of the following actions if taken without Domijan’s prior written consent: (1) any material failure by Employer to comply with its obligations under Paragraph 5 (Compensation and Related Matters) after giving Employer written notice and Employer’s failure to rectify such material failure within thirty days of the notice; (2) a Change of Control, except as permitted in Paragraph l(e) or as contemplated in Paragraph 2; (3) any demotion of Domijan as evidenced by a substantial reduction in Domijan’s responsibilities, duties, compensation or benefits such that Domijan no longer is occupying an executive position; or (4) except as provided in Paragraph 6, the relocation of Domijan’s place of employment to a location 50 miles or more from the location where he performs his duties.

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(i)    “Inability to Perform”means and shall be deemed to have occurred if Domijan has been determined under Employer’s long-term disability plan, if any, to be eligible for long-term disability benefits. In the absence of such a plan or determination, regardless of the reason, “Inability to Perform” means Domijan’s inability, despite any reasonable accommodation required by law, to perform the essential functions of his position because of an illness, disability, or injury for more than 90 days during any 12-month period.

(j)    “Person”means an individual, corporation, partnership, limited liability company, association, trust, trustee in bankruptcy or other entity or organization.

2.	SUCCESSOR COMPANY.

Employer is a limited partnership, organized under the laws of Texas; however, Employer contemplates, during calendar year 2006, forming a new corporation or entity, which new corporation or entity (“Successor Company”), will acquire, by merger, transfer or otherwise, all of the assets, rights, titles, obligations and duties of Employer, including, without limitation, the rights, titles, obligations and duties of Employer under and pursuant to this Agreement. Upon the formation of the Successor Company, unless this Agreement has been otherwise terminated, Successor Company shall, immediately assume all the rights, titles, obligations and duties of Employer hereunder, and all references to Employer shall, mutatis mutandis, be deemed to be references to Successor Company, except and to the extent necessarily modified by the provisions of this Agreement. The formation of the Successor Company shall occur upon the filing of the Articles of Incorporation or like instrument or instruments with the governmental entity with which such instruments are required to be filed in the jurisdiction of Successor Company’s formation, and shall be a permissible Change of Control which shall not constitute “Good Reason,” as defined in Paragraph l(h).

3.	EMPLOYMENT AND TERM.

Employer agrees to employ Domijan and Domijan agrees to be employed, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.

Domijan’s employment shall commence on the effective date of this Agreement and shall be for a term commencing upon the Effective Date and ending at the close of business on May 1, 2007 (the “Employment Term”), unless sooner terminated as provided in this Agreement Upon the expiration of the Employment Term, Domijan’s employment shall nevertheless continue, on a month to month basis, until terminated as provided in this Agreement or until an extension, amendment or novation of this Agreement occurs and is executed by both Domijan and Employer.

4.	POSITION AND DUTIES.

During his employment by Employer, Domijan shall serve as the Chief Financial Officer of Employer, and shall also have the title of Executive Vice President of Employer; provided, however, that if Employer, as a limited partnership, does not have offices or titles equivalent thereto, then Domijan shall, nevertheless, have such office and title as is commensurate with the title and position of Chief Financial Officer and Executive Vice President, and upon the formation of the Successor Company, shall serve in such capacities; provided, however, that such titles and offices shall be confirmed in the organizational meeting of the Board of the Successor Company in which the election of officers is first held and confirmed. In such capacity, Domijan, subject to the ultimate control and direction of the Board, shall generally be responsible for financial records of the Employer, including the planning and review of capital funding, working capital funding and other financial arrangements of Employer (and, to the extent necessary, those funding requirements which will be necessary or desirable for the formation of the Successor Company), risk management and insurance for the Employer and, if necessary, before, and thereafter, upon, the formation of the Successor Company, investor relations for the Successor Company. In addition, Domijan shall have such other duties, functions, responsibilities and authority as are from time to time delegated to Domijan by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer.

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During his employment by Employer, Domijan shall devote his full time, skill and attention to the business and affairs of Employer to the extent necessary to discharge the duties and responsibilities delegated and assigned to Domijan in or pursuant to this Agreement, except for usual, ordinary and customary periods of holiday or vacation and absence due to illness or disability.

In connection with Domijan’s employment by Employer under this Agreement, Domijan shall be based at the offices of Employer in Houston, Texas, but may be relocated to Employer’s offices in the Dallas, Texas metropolitan area (“Dallas”), as provided in Paragraph 6. Domijan also will engage in such travel as the performance of Domijan’s duties in the business of Employer may require.

All services that Domijan may render to Employer in any capacity during his employment by Employer shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

5.	COMPENSATION AND RELATED MATTERS.

(a)    Base Salary. Employer shall pay to Domijan for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the effective date of this Agreement shall be at least $150,000.00. The Base Salary is subject to annual adjustment at the discretion of the Board, but in no event shall Employer pay Domijan a Base Salary less than that set forth above without the written consent of Domijan. The Base Salary shall be payable bi-monthly, in accordance with the general payroll practices of Employer, and shall be subject to such withholding for taxes as may be required by applicable law, rule or regulation. Payment of any or all installments of the Base Salary shall be effected by check of Employer or by direct deposit into one or more accounts, as directed by Domijan, which may be modified or changed, from time to time, as Domijan may elect.

(b)    Stock or Equity. Commencing on January 31, 2006, and upon the last day of each three month period thereafter until April 30, 2007, Domijan shall become vested in a limited partnership interest equal to .5% of the total interests of the Company. Upon the formation of the Successor Company, Domijan’s limited partnership interests shall immediately become converted to .5% of the total issued and outstanding shares of the Successor Company (or such other, like equity interests if the Successor Company is not a corporation) multiplied by the number of three month periods in which he was entitled to receive a limited partnership interest. By way of example, if the Successor Company is formed on July 15, 2006, Domijan would be entitled to receive 1.5% of the issued and outstanding shares of the Successor Company (three quarterly periods) and on July 31, 2006, would be entitled to an additional .5%of the issued and outstanding shares of the Successor Company. After five quarterly periods, Domijan’s right to equity interests, whether limited partnership, shares or otherwise, shall terminate, but on the quarter ended on April 30, 2007 if still employed by Employer or Successor Company, Domijan shall be entitled to an additional 2.5% equity interest, whether limited partnership, shares or otherwise, so that on April 30, 2007, unless this Agreement is earlier terminated, Domijan shall have received a total of 5% of the equity interests in Employer, whether limited partnership, shares or otherwise. If Employer, or the Successor Company, performs a reverse merger, the amount of stock ownership in Successor Company would be diluted pro rata the same as the other shareholders of Employer, i.e. the percentage ownership of the Successor Company will be less than 5% because of the percentage of ownership by a third party or parties of some portion of the total issued and outstanding shares. Any stock or shares issued to Domijan shall, to the extent possible, be free of any restrictions; provided, however, that if the Successor Company, upon advice of counsel, deems it advisable to restrict the sale of any stock or shares, then Domijan’s stock shall be restricted, but only and to the extent that stock or shares of other officers or members of the Board of the Successor Company are restricted. If Employer remains a private company, then no registration of Domijan’s stock shall be required. In any event, upon the final vesting of any equity interests, whether limited partnership, shares or otherwise, the same shall be distributed to Domijan upon his written request for the same.

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(c)    Incentive Bonus. During his employment by Employer, Domijan will be eligible for an incentive bonus (the “Incentive Bonus”) at the discretion of the Board, but which shall be in accordance with bonuses paid by Employer to other employees holding positions with Employer or its affiliates that are similar to Domijan’s position.

(d)    Employee Benefits. During his employment by Employer, Domijan shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Employer to its similarly situated employees, including without limitation, Employer’s life insurance, disability and health plans. Domijan agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for any life or disability insurance policies. Employer agrees that Employer will maintain life insurance for Domijan, at Employer’s cost, the amount of which shall be $500,000, and the beneficiary of which shall be such Person as Domijan may select, and which beneficiary may be changed by Domijan, from time to time and at any time, subject only to any conditions set forth in the policy or policies. Employer shall also provide that, after the Employer Termination Date, Domijan may continue any life insurance or disability plans policies at Domijan’s sole cost.

(e)    Expenses. Domijan shall be entitled to receive reimbursement for all reasonable business expenses incurred by Domijan in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other Employer senior executives.

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(f)    Vacations. During Domijan’s employment by Employer, Domijan shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of Employer; provided, however, that the amounts of paid vacation time to which Domijan shall be entitled shall not be less than four weeks per calendar year. The vacation time shall accrue during any calendar year during the Employment Term, and any unused vacation time shall be carried forward in the next and succeeding calendar years, until actually used for vacation by Domijan or compensation in lieu of vacation time is accepted by Domijan. Domijan agrees to use his vacation and other paid time off at times that are (1) consistent with the orderly performance of his duties and responsibilities and (2) mutually convenient for Employer and Domijan.

6.	RELOCATION.

(a)    Relocation to Dallas, Texas. At any time before the termination of this Agreement, Employer may request that Domijan relocate to Dallas.

(b)    Relocation Expenses. If Employer requests that Domijan relocate to Dallas, then Employer shall pay all reasonable relocation expenses, including, but not limited to:

(1)    The actual costs and expenses incurred by Domijan in packing, transporting and relocating all household goods and furnishings from Houston, Texas to Dallas, including the costs and expenses of any cartage, moving or transportation company hired to perform those services, and any insurance thereon;

(2)    The costs and expenses of any interim housing or hotel required during the time that Domijan’s household goods and furnishings are being packed, transported or unpacked; and

(3)    Any damage or injury to Domijan’s household goods and furnishings which are not covered by any insurance provided by the cartage, moving or transportation company, or which claims are disallowed by the cartage, moving or transportation company, conditioned however, on Domijan obtaining damage insurance coverage.

(c)    Sale Expenses For House. If Domijan should elect to sell his home in Houston and purchase a home in Dallas, then Employer shall reimburse Domijan for the following expenses, to the extent allocated to Domijan upon a sale or purchase:

(1)    All sales or brokerage commissions (on a sale only);

(2)    All ordinary and customary closing costs (other than ad valorem taxes and insurance costs prorated at the time of closing), including, without limitation, all recording costs, attorney’s fees, courier costs and other fees or costs required by the title company or companies; and

(3)    All title insurance costs, and any additional insurance costs for flood insurance, if necessary, but in the latter case, only for the period of one year.

Employee shall not be responsible for any buyer allowances, lender related fees, or non-routine closing costs.

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(d)    Interim Housing Costs. If, for the convenience of Employer, Domijan should be requested to relocate to Dallas before the sale of Domijan’s residence in Houston, Domijan may elect to postpone the sale of the residence until a time convenient for Domijan. Domijan shall, nevertheless, relocate to Dallas, Texas, but Employer shall provide, or reimburse Domijan for, the costs of an apartment or other residence in Dallas not to exceed $1,500.00 per month, as well as any long distance telephone calls made by Domijan to Houston, Texas. Employer shall also provide, or reimburse Domijan for, weekly travel between Dallas, Texas and Houston, Texas, on weekends or holidays not to exceed $250.00 per trip. Employer shall not be required to provide, or reimburse Domijan for, any payments or allowances permitted under this Paragraph 6(d) in excess of four months.

(e)    Gross Up for Tax Purposes. If any expenses or reimbursements to Domijan are included, or upon advice of Domijan’s accountants, should be included, as part of Domijan’s income, and federal income taxes are due in respect of the additional amount attributable to those expenses or reimbursements, then Employer shall, for the year in which such taxes are due, increase the Base Salary by an amount equal to the taxes which are attributable to those expenses or reimbursements, as reasonably demonstrated by Domijan’s accountant. The provisions of this Paragraph 6(e) shall survive the termination of this Agreement, howsoever it may occur.

7.	TERMINATION OF EMPLOYMENT.

(a)    Death. Domijan’s employment shall terminate automatically upon his death; provided, however, that this Paragraph 7(a) shall not release or otherwise modify Employer’s obligations following Domijan’s death as provided for elsewhere in this Agreement.

(b)    Inability to Perform. Employer may terminate Domijan’s employment for Inability to Perform; provided, however, that this Paragraph 7(b) shall not release or otherwise modify Employer’s obligations following Domijan’s Inability to Perform as provided for in Paragraph 8(a) of this Agreement.

(c)    Termination by Employer for Cause. Employer may terminate Domijan’s employment for Cause by providing Domijan with a Notice of Termination as set out in Paragraph 7(e). To exercise its right to terminate Domijan for Cause as defined in Paragraph l(d)(4), however, Employer must first provide Domijan with a reasonable opportunity to cure the conduct or circumstances that Employer contends constitutes Cause under that subsection, unless no amount of time could cure the conduct.

(d)    Termination by Domijan for Good Reason. Domijan may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, Domijan must first provide written notice to Employer of his belief that Good Reason exists, and that notice shall describe the circumstances believed to constitute Good Reason. Employer shall have thirty days in which to attempt to satisfy Domijan that Good Reason does not exist or no longer exists, or that Employer is making a diligent effort to cure the conduct relating to Domijan’s concerns. Employer shall have a reasonable time to cure any asserted Good Reason submitted by Domijan.

(e)    Notice of Termination. Any termination of Domijan’s employment by Employer or by Domijan (other than a termination pursuant to Paragraph 7(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice stating that Domijan’s employment is terminated and that must (1) indicate the specific termination provision in this Agreement relied upon; (2) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Domijan’s employment under the provision invoked; and (3) if the termination is by Domijan under Paragraph 7(e), or by Employer for any reason, specify the Employment Termination Date.

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(f)    Employment Termination Date. The Employment Termination Date, whether occurring before or after a Change of Control (except for a Change of Control in respect of a Successor Company), shall be as follows: (1) if Domijan’s employment is terminated by his death, the date of his death; (2) if Domijan’s employment is terminated by Employer because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (3) if Domijan’s employment is terminated by Domijan for Good Reason, the date thirty days after the Notice of Termination is given and Employer has not cured the Good Reason or has not diligently taken steps to do so; or (4) if the termination is under Paragraph 7(e), the date specified in the Notice of Termination, which date shall be no earlier than 30 days after the date such notice is given.

(g)    GoodFaith. In making determinations regarding the existence of appropriate grounds for the termination of the employment relationship and the proper compensation in the event of such a termination, both Domijan and Employer shall exercise good faith toward one another.

8.	COMPENSATION UPON TERMINATION OF EMPLOYMENT.

(a)    Payments Upon Termination for Any Reason. If Domijan’s employment is terminated by Domijan or Employer for any reason, Employer shall pay to Domijan (or in the case of termination of employment upon Domijan’s death, to such person as Domijan shall designate in a written notice to Employer or, if no such person is designated, to his estate) any unpaid portion of Domijan’s Base Salary through the Employment Termination Date (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”), any unreimbursed business expenses (the “Unreimbursed Business Expense Payment”) and any unpaid premiums for life insurance until May 1, 2007 as well as the health plan or insurance payments provided for in Paragraph 8(d) (“Additional Payments”). Domijan shall not be entitled to any payments from Employer other than the Compensation Payment, the Vacation Payment and the Unreimbursed Business Expense Payment if employment is terminated by Employer for Cause or by Domijan without Good Reason.

(b)    Severance Payment. In addition to the payments set forth in Paragraph 8(a), if Domijan’s employment is terminated, by Employer without Cause or by Domijan with Good Reason, Employer shall pay to Domijan a severance payment, equal to the lesser of (1) the number of months remaining in the term of his employment or (2) six monthly payments equating to the monthly salary being paid to Domijan at the time, less, in either instance, the appropriate withholding amounts normally taken out of each check. To the extent that Domijan has not been issued the equity interests which would have otherwise been due to him, Employer shall issue to Domijan (or in the case of termination of employment upon Domijan’s death, to such person as Domijan shall designate in a written notice to Employer or, if no such person is designated, to his estate) any and all equity interests which are then due, computed as set forth in Paragraph 5(b).

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(c)    Change of Control Gross-Up Payment. In the event that it is determined that any payment (other than the Gross-Up Payment provided for in this Paragraph 8(c)) or distribution by Employer or any of its Affiliates to or for the benefit of Domijan, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then Domijan will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Domijan of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Domijan retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Domijan’s estimated federal income for tax rate shall be used for the year in which the Gross-up Payment will be made. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Paragraph 8(c) will be made at the expense of Employer by Employer’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Domijan.

(d)    Health Insurance. If Domijan’s employment with Employer or any Affiliate of Employer ends on account of (1) a termination by Employer for any reason other than Cause, or (2) a termination by Domijan for Good Reason, Domijan will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time his employment ends, Domijan participates in one or more health plans offered by Employer and Domijan is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Employer will reimburse Domijan during the remainder of the Employment Term following the Employment Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by Domijan for such continued health plan benefits and the total monthly amount of the premiums charged to active senior executives of Employer for the same health insurance coverage. Provided, however, that Employer’s reimbursement obligation under this Paragraph 8(d) shall terminate upon the earlier of (a) the expiration of the time period(s) described above, (b) the date Domijan becomes eligible for health insurance coverage under a subsequent employer’s plan which occurrence Domijan shall promptly report to Employer, or (c) the date of death of Domijan.

(e)    Preservation of Benefits. Nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Domijan may have under the applicable provisions of any benefit plan of Employer in which Domijan is participating at the time of the termination of employment.

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(f)    Timing of Payments. The Compensation Payment, the Vacation Payment, and the Unreimbursed Business Expense Payment will be paid within seven calendar days of the termination of Domijan’s employment. The Severance Payment will be paid as set forth in 8(b) above, subject to Paragraph 8(g). The payment of life insurance premiums, if any, shall be paid by the due date. Subject to Paragraph 8(g), the reimbursement related to health insurance provided in Paragraph 8(d), if any, will be paid within seven calendar days of the date Domijan pays any applicable COBRA premium, provided that Employer may, at its option, pay all or part of the reimbursement for multiple months in advance of such dates.

(g)    Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is subject to Section 409A of the Code shall be paid on the earliest possible date on or after the time otherwise specified for payment that meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance.

9.	NONCOMPETITION.

From and after the effective date of this Agreement and for a period ending on May 1, 2008 or one year after termination, whichever is later in time, except in connection with the performance of services pursuant to this Agreement and except for the equity interests which have been acquired by Domijan pursuant to Paragraph 5(b), Domijan will not, directly or indirectly, (1) own, manage, operate, construct, finance, join, control or participate in the ownership, management, operation or control of, or be employed or engaged as an agent or consultant by, any Person, which is the same as, substantially the same as, or substantially similar to the Business or (2) solicit any customers or employees of Employer as of the date of the termination of this Agreement, whether by the expiration of the Employment Term or earlier as permitted herein, for any business related to the Business. For the purposes of this Agreement, a Person shall be deemed to be in competition with Employer and its Affiliates if the products or services of such Person, company or business entity are substantially similar in function or capability to the products or services being offered, developed, manufactured or sold in connection with the Business. The mere passive ownership, direct or indirect, of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Paragraph. Notwithstanding anything herein to the contrary, the restrictions in this Paragraph shall apply only to the reasonable and limited geographic area consisting of the State of Texas or any other state in which Employer or Successor Company is doing business. Domijan recognizes and agrees that any violation of the covenants contained in this Paragraph will result in irreparable harm to Employer and its Affiliates for which money damages will not alone be an adequate remedy and that Employer shall be entitled to equitable relief without the necessity of posting any bond therefor. Domijan acknowledges and agrees that:(a) the scope of this Paragraph in time, geography and types and limits of activities is reasonable and no greater than required for the protection of the legitimate business interests of Employer and its Affiliates in the Business; (b) it imposes no undue hardship on Domijan; and (c) if this Paragraph is found by any court having jurisdiction to be too broad in scope, whether as to activities, time period, geographic area or otherwise, this Paragraph will nevertheless remain effective but will be considered amended to the extent considered by such court to be reasonable, and will be fully enforceable as so amended.

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10.	PROTECTION OF CONFIDENTIAL INFORMATION.

Domijan acknowledges that, in the course of performing his duties under this Agreement, he will obtain information about the business of the Employer, including but not limited to, customer and prospective customer lists and information, business contact or vendor information, price structures, price lists, sales and other market information, market studies, financial statements, sales or profitability reports, documents pertaining to corporate organization of the Employer, software programs, writings, files, documents, literature, data, information, invoices, correspondence, records, notes, and memoranda regardless of the form in which such information is preserved or maintained, whether by document, computer disc, videotape, audiotape, or otherwise. Any information described in the preceding sentence shall be hereinafter called the “Confidential Information”; provided, however, that any such information possessed by Domijan prior to the date of his employment hereunder shall not constitute “Confidential Information” hereunder.

Domijan shall treat any Confidential Information as trade secrets and shall hold such information in trust and confidence for the sole use and benefit of the Employer. Domijan shall not, during the term of this Agreement or any time thereafter, directly or through any third party, disclose the Confidential Information in whole or in part to any person, firm, corporation or other entity, for any reason or purpose whatsoever, or use such information, other than solely in furtherance of the Employer’s interests.

Upon the termination of this Agreement, or sooner if requested by the Employer, Domijan will immediately deliver to the Employer any and all originals and copies of any Confidential Information, and any other papers, materials, or tangible items of any nature, acquired, compiled or coming into her knowledge, possession, custody or control, in connection with his activities on behalf of the Employer, and Domijan shall retain no copies of any of the foregoing described items thereafter. Moreover, simultaneous therewith, Domijan shall delete from computer memory used by him any such information in machine-readable form, after making sure Employer has access to such information.

11.	EXPENSES OF ENFORCEMENT.

In the event that either parry seeks a judicial adjudication of such party’s rights under, or to recover damages for breach of, this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, and shall be indemnified by the non-prevailing party against, any and all expenses, including attorney’s fees, incurred by the prevailing party in such judicial adjudication.

12.	WITHHOLDING TAXES.

Employer shall withhold from any payments to be made to Domijan pursuant to this Agreement such amounts (including Social Security and Medicare contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

13.	NOTICES.

All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made when delivered personally, or when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

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If to Employer, at:

11827 Judd Court
Dallas, Texas 75243

If to Domijan, at Domijan’s then-current home address on file with Employer.

14.	MITIGATION.

Domijan shall be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, and the amount of any payment provided for in this Agreement shall be reduced by 50% of any compensation earned by Domijan as the result of employment by another employer after the date of termination of Domijan’s employment with Employer, or otherwise.

15.	BINDING EFFECT; NO ASSIGNMENT BY DOMIJAN; NO THIRD PARTY BENEFIT.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Domijan shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate of Employer with the prior consent of Domijan, which consent shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

16.	ASSUMPTION BY SUCCESSOR.

Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise), including Successor Company, to all or substantially all the business and/of assets of Employer, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Employer fails to fulfill the Assumption Obligation, then Employer and Successor Company shall jointly remain liable for all obligations to Domijan contained herein. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer that executes and delivers the agreement provided for in this Paragraph 16 or that otherwise becomes obligated under this Agreement by operation of law.

17.	GOVERNING LAW; VENUE.

(a)    Governing Law. This Agreement and the other documents and instruments delivered hereunder (except as otherwise provided therein or herein) shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements executed and performable wholly within such state, excluding any conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state.

(b)    Venue. Each party, solely for the benefit of the other party and not for the benefit of any third Person hereby irrevocably submits to the jurisdiction of any Texas court sitting in Dallas County, Texas or any Federal court sitting in the Northern District of Texas, having subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such actions or proceedings shall be heard and determined in such Texas court or Federal court; provided, however, that nothing in the foregoing provisions of this Article shall be construed to permit the initiation of an action or proceeding by either party in a manner other than as prescribed or permitted by law.

EMPLOYMENT AGREEMENT	PAGE 11

18.	ENURE AGREEMENT.

This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.

19.	MODIFICATION; WAIVER.

No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. The parties hereto acknowledge and agree that no breach by the other party of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

20.	CONSTRUCTION.

This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. All references in this Agreement to Paragraphs refer to corresponding Paragraphs of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such Paragraphs are for convenience only and shall not constitute part of such Paragraphs or subdivisions and shall be disregarded in construing the language contained in such Paragraphs. Words or terms such as “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” or words of similar import refer to this Agreement as a whole and not to any particular Paragraph unless expressly so limited. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

21.	SEVERABILITY

If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

22.	MANNER OF EXECUTION

The parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format in accordance with the Uniform Electronic Transactions Act (Tex. Bus. & Com. Code § 43.001 et seq.), and that this Agreement shall be deemed to be executed by the parties when a party has executed this Agreement, has then forwarded the Agreement by facsimile or electronic mail, and the other party has executed the counterpart of the Agreement received by it and has returned a fully executed counterpart to the originating party. Upon the receipt by the originating party of a fully executed counterpart, whether the same be in facsimile or electronic form, the Agreement shall then be deemed to be executed and effective. The parties may, but shall not be required to, exchange counterparts bearing original signatures, but the date of execution shall be deemed to be the date upon which the originating party received the folly executed counterpart.

EMPLOYMENT AGREEMENT	PAGE 12

23.	COUNTERPARTS.

This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which taken together shall constitute one instrument; provided, however, that this Agreement shall be effective as to each party upon its execution hereof whether all counterparts are executed by a party or not. In making proof of this Agreement it shall not be necessary to produce nor to account for all counterparts hereof, and it shall be sufficient to produce but one counterpart original hereof executed by the party sought to be charged thereby.

24.	ARBITRATION.

Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants or conditions of this Agreement, shall on the written request of one party served on the other, be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of Chapter 171 of the Texas Civil Practices And Remedies Code. To the extent not inconsistent with the foregoing, any arbitration shall be conducted with a single arbitrator, utilizing the Commercial Rules of the American Arbitration Association, and shall be conducted in Dallas.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Domijan has executed this Agreement, effective as of the date first set forth above.

EMPLOYER		CHRISTOPHER DOMIJAN

GOODTIME ACTION AMUSEMENT PARTNERS, LP

By:	Amusement Innovation Partners, LLC,
General Partner

By:	/s/ Kenneth Griffith	/s/Christopher Domijan
	Ken Griffith, President	Christopher Domijan

EMPLOYMENT AGREEMENT	PAGE 13

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into to be effective as of the 16th day of July, 2006 (the ‘Effective Date”), by and between Goodtime Action Amusement Partners, LP, a Texas limited partnership (“Employer”), and Christopher Domijan (“Domijan”).

WITNESSETH:

WHEREAS, Employer and Domijan have entered into an employment agreement (the “Agreement”) effective as of the 31st day of October, 2005; and

WHEREAS, Employer and Domijan now desire to amend the Agreement to modify the vesting of stock or equity held by Domijan in Employer and to reflect the current base salary paid to Domijan by Employer.

NOW, THEREFORE, for and consideration of the premises and the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are now and forever confessed, Employer and Domijan agree as follows:

1.    All capitalized terms used herein but not identified herein shall have the meanings assigned to them in the Agreement.

2.    Section 5(a) is amended to reflect that the base salary to be paid to Domijan is increased from $150,000 to $230,000. The remaining terms of Section 5(a) not specifically modified hereby shall remain in full force and effect, enforceable against the parties pursuant to their terms.

3.    Section 5(b) of the Agreement is amended to read in its entirety as follows:

“(b)  Stock or Equity.  Domijan shall become vested in a limited partnership interest equal to 0.5% of the total interests of the Company as of December 31, 2005. Domijan’s remaining partnership interest shall vest as follows: 2.0% vests in equal quarterly installments of .5% on the last day of each fiscal quarter commencing with the quarter beginning January 31, 2006 and ending March 13, 2006, and continuing for the succeeding three quarters. The remaining 2.2333% vests on March 31, 2007 so that, unless this Agreement is earlier terminated, Domijan shall have received a total of 4.7333% of the equity interests in Employer, whether limited partnership, shares or otherwise. Domijan must be a employed by or on behalf of the Company or Successor Company on each vesting date for each vesting increment to occur, Domijan may vote his entire interest pending vesting, until such time as it becomes apparent that vesting will not occur as to such interest, or any portion thereof. Interests may be diluted as the result of the issuance of additional interests by the Company or Successor Company. If Employer, or the Successor Company, performs a reverse merger, the amount of stock ownership in Successor Company would be diluted pro rata the same as the other shareholders of Employer, i.e. the percentage ownership of the Successor Company will be less than 4.7333% because of the percentage of ownership by a third party or parties of some portion of the total issued and outstanding shares. Any stock or shares issued to Domijan shall, to the extent possible, be free of any restrictions; provided, however, that if the Successor Company, upon advice of counsel, deems it advisable to restrict the sale of any stock or shares, the Domijan's stock shall be restricted, but only and to the extent that stock or shares of other officers or members of the Board of the Successor Company are restricted. If Employer remains a private company, then no registration of Domijan’s stock shall be required. In any event, upon the final vesting of any equity interests, whether limited partnership, shares or otherwise, the same shall be distributed to Domijan upon his written request for the same.”

4.    Other than as expressly amended as set forth in Section 2 hereof, the Agreement is in all respects ratified and reaffirmed as the agreement of the parties, and all provisions thereof not specifically modified hereby shall remain in full force and effect, enforceable against the parties pursuant to their terms.

5.    This Amendment shall not be or become effective until executed by the Employer and the Domijan, constituting all parties under the Agreement.

6.    This Amendment may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

2

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date set forth above.

EMPLOYER:

GOODTIME ACTION AMUSEMENT PARTNERS, LP

By:	Amusement Innovation Partners, LLC
its general partner

	By:	/s/ Kenneth Griffith
	Name:	Kenneth Griffith
	Title:	President

DOMIJAN:

/s/ Christopher Domijan
Christopher Domijan

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